Exhibit 99.1

DIRTT Announces Leadership Changes

Calgary, Alberta, January 27, 2023 — DIRTT (or the “Company”) (Nasdaq: DRTT, TSX: DRT), a global leader in industrialized construction, today announced the departure of Jeff Dopheide as the Company’s Chief Revenue Officer.

Benjamin Urban, CEO, commented, “On behalf of the Board of Directors and everyone at DIRTT, I’d like to thank Mr. Dopheide for his contributions to the company and wish him all the best. We remain committed to building an agile and integrated company, best positioned for sustainable growth and financial performance. We’re grateful to our clients, partners, and employees for their ongoing dedication to the DIRTT vision.”

Mr. Urban will oversee the company’s commercial function as part of his role as CEO. He brings extensive interior construction and business development experience with him from his previous role at one of DIRTT’s largest Construction Partners. There, he helped grow and diversify the business, expand into new market areas, develop strategic distribution partnerships, and deliver innovative interiors for large global clients.

About DIRTT

DIRTT is a global leader in industrialized construction. Its system of physical products and digital tools empowers organizations, together with construction and design leaders, to build high-performing, adaptable, interior environments. Operating in the workplace, healthcare, education, and public sector markets, DIRTT’s system provides total design freedom and greater certainty in cost, schedule, and outcomes. Headquartered in Calgary, Alberta, Canada, DIRTT trades on Nasdaq under the symbol “DRTT” and on the Toronto Stock Exchange under the symbol “DRT”.

For further information, please contact

DIRTT Investor Relations

ir@dirtt.com

DIRTT Media Relations

media@dirtt.com